Exhibit 5


                     [Letterhead of Cahill Gordon & Reindel]


                                  June 28, 1999


                                                                  (212) 701-3000


Trans World Entertainment Corporation
38 Corporate Circle
Albany, New York  12203

Ladies and Gentlemen:

     We have examined a copy of the Registration Statement on Form S-8 (the "Registration Statement") filed by Trans World Entertainment Corporation (the "Company") with the Securities and Exchange Commission (the "Commission") relating to the registration pursuant to the provisions of the Securities Act of 1933, as amended (the "Act"), of 4,500,000 shares of Common Stock, par value $.01 per share, of the Company (the "Shares") which are issuable under the Trans World Entertainment Corporation 1998 Stock Option Plan and the Trans World Entertainment Corporation 1999 Stock Option Plan (the "Plans"). In rendering this opinion, we have reviewed such documents and made such investigation as we deemed appropriate.

     Based upon the foregoing, we are of the opinion that upon the issuance of Shares in accordance with the terms of the Plans and receipt by the Company of the consideration therefor, the Shares so issued will have been duly authorized and will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required by
Section 7 of the Act and the rules and regulations thereunder.


                                Very truly yours,

                                /s/ CAHILL GORDON & REINDEL





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